Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Financial Results for First Quarter 2011

SPOKANE, Wash. – May 6, 2011, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $41.9 million, or $0.73 per diluted share, for the first quarter of 2011, compared to $28.8 million, or $0.52 per diluted share, for the first quarter of 2010.

“We had a very good first quarter, and we are off to a great start for the year. The increase in our consolidated earnings was primarily due to an increase in earnings at Avista Utilities because weather in the first quarter of this year was significantly colder and wetter than in the first quarter of 2010, which was one of the warmest January to March periods on record in our service territory,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“Weather conditions in the first quarter of 2011 were slightly colder than average with precipitation, snowpack and streamflows well above average. This resulted in a significant increase in retail loads and hydroelectric generation as compared to the prior year, which increased operating revenues and reduced our power supply costs. Retail loads for the first quarter of 2011 were slightly higher than our expectations. In addition, we have improved our recovery of utility operating costs and capital investments through general rate increases that have gone into effect in each of our jurisdictions since last October.

“We remain focused on increasing efficiencies in our operations to manage our costs while offering a number of services and options to assist customers with managing their energy usage and bills.

“Although our first quarter results reflect a significant improvement over last year, on an annual basis we are still not earning the return authorized by state utility commissions in each jurisdiction due to a continuing lag in the recovery of capital investments and increasing operating costs. We plan to file a general rate case in Washington in the second quarter of 2011, and we continue to evaluate rate case plans in Idaho.

“We are pleased that both Moody’s and Standard & Poor’s recently upgraded our credit ratings. This is another sign of the progress we have made in strengthening our financial condition. This lowers our current and future interest costs, benefiting both shareholders and customers.

“We are confirming our 2011 earnings guidance with an expectation that we will be at the high end of the range. However, it is early in the year, and there are many variables that can impact our results such as precipitation and temperatures for the remainder of the year,” Morris said.

Summary Results: Avista Corp.’s results for the first quarter of 2011 as compared to the first quarter of 2010 are presented in the table below:

($ in thousands, except per-share data)	Q1 2011	Q1 2010
Operating Revenues	$476,586	$456,415
Income from Operations	$84,825	$67,824
Net Income attributable to Avista Corporation	$41,918	$28,810

Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$40,117	$27,776
Advantage IQ	$1,707	$1,447
Other	$94	$(413)

Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.70	$0.50
Advantage IQ	$0.03	$0.03
Other	$—	$(0.01)

Total earnings per diluted share attributable to Avista Corporation	$0.73	$0.52

Net income for Avista Utilities for the first quarter of 2011 was positively impacted by an increase in gross margin (operating revenues less resource costs). This increase was primarily due to colder weather and power supply costs that were below the amount included in base retail rates in Washington, as well as general rate increases. The increase in gross margin was partially offset by an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes.

The increase in net income for Advantage IQ for the first quarter of 2011 was primarily due to strong growth from energy management services, moderate growth from expense management services, as well as the acquisition of The Loyalton Group (Loyalton) effective December 31, 2010.

The improved results from the other businesses were due in part to increased net income at METALfx and a net gain on investments of $0.1 million for the first quarter of 2011 compared to a net loss of $0.6 million for the first quarter of 2010.

Avista Utilities: Operating revenues increased $14.1 million and resource costs decreased $11.5 million, which resulted in an increase of $25.6 million in gross margin. The gross margin on electric sales increased $14.5 million and the gross margin on natural gas sales increased $11.1 million. The increase in electric gross margin was due to colder weather that increased retail loads, general rate increases and power supply costs below the amount included in base retail rates. During the first quarter of 2011, we recognized a benefit of $4.9 million under the Energy Recovery Mechanism (ERM) in Washington compared to an expense of $1.2 million for the first quarter of 2010. The increase in our natural gas gross margin was primarily due to colder weather that increased retail loads and partially due to general rate increases.

Intracompany revenues and resource costs of $17.0 million represent purchases and sales of natural gas between our natural gas distribution operations and our electric generation operations (as fuel for our generation plants).

Electric revenues increased $19.7 million. Retail electric revenues increased by $25.2 million, and sales of fuel increased by $22.3 million, while wholesale electric revenues decreased by $27.5 million.

Retail electric revenues increased due to an increase in use per customer as a result of colder weather and the impact of general rate increases. Residential electric use per customer increased 11 percent and commercial use per customer increased 3 percent compared to the first quarter of 2010.

Wholesale electric revenues decreased due to a decrease in sales volumes and sales prices. The decrease in sales volumes was primarily due to decreased wholesale power optimization and higher than expected retail sales caused by colder weather.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation in the wholesale market as sales of fuel. Sales of fuel increased due to an increase in thermal generation resource optimization and lower usage of our thermal generation plants. This was due in part to increased hydroelectric generation.

Natural gas revenues increased $11.4 million. Retail natural gas revenues increased by $28.1 million, while wholesale natural gas revenues decreased by $17.1 million.

The increase in retail natural gas revenues was due to an increase in volumes and higher retail rates. We sold more retail natural gas in the first quarter of 2011 as compared to the first quarter of 2010 primarily due to colder weather. Residential natural gas use per customer increased 20 percent and commercial use per customer increased 22 percent compared to the first quarter of 2010. The increase in retail rates reflects purchased gas adjustments, as well as general rate increases.

The decrease in our wholesale natural gas revenues reflects a decrease in prices and volumes. Wholesale sales reflect the sale of natural gas in excess of load requirements as part of the natural gas procurement and resource optimization process. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. With higher retail loads in 2011 as compared to 2010, we had less opportunity to optimize transportation resources. Differences between revenues and costs from sales of resources in excess of retail load requirements and from resource optimization are accounted for through the PGA mechanisms.

Advantage IQ: Advantage IQ’s revenues for the first quarter of 2011 increased 22 percent as compared to the first quarter of 2010 and totaled $29.2 million. The increase in revenues was primarily due to strong growth from energy management services, moderate growth from expense management services, and the acquisition of Loyalton.

In the first quarter of 2011, Advantage IQ managed bills totaling $4.8 billion, an increase of $0.7 billion, or 18 percent, as compared to the first quarter of 2010. The increase was due to an increase in both the average value of each bill processed and the number of accounts managed. Advantage IQ had a 6 percent increase in the number of accounts managed for the first quarter of 2011.

In April 2011, Advantage IQ entered into a new $40 million three-year committed line of credit agreement that replaced its $15 million committed credit agreement that had an expiration date of May 2011.

Other Businesses: Operating revenues decreased $5.3 million and operating expenses decreased $5.7 million for the other businesses. The decrease in operating revenues and operating expenses was primarily due to the assignment of the Lancaster power purchase agreement to Avista Corp. in December 2010. The improvement in results for these businesses was due in part to increased earnings at METALfx, which had net income of $0.3 million for the first quarter of 2011 compared to close to break-even for the first quarter of 2010.

Liquidity and Capital Resources: In February 2011, we entered into a new committed line of credit in the total amount of $400 million with an expiration date of February 2015 that replaced our $320 million and $75 million committed lines of credit that had an expiration date of April 5, 2011. As of March 31, 2011, we had $313 million of available liquidity under our committed line of credit.

Subject to market conditions, we are planning to cause the redemption of $83.7 million of Pollution Control Bonds and the refunding thereof with new bond issues in 2011. We are currently the holder of all bonds to be redeemed and refunded and, accordingly, would receive the redemption proceeds.

We are party to a sales agency agreement under which we sell shares of our common stock from time to time. In the first quarter of 2011, we sold 255,000 shares for a total of $5.8 million. As of March 31, 2011, we had 0.8 million shares available to be issued under this agreement.

We expect to issue up to $25 million of common stock in 2011 (including first quarter issuances) in order to maintain our capital structure at an appropriate level for our business.

Utility capital expenditures were $50 million for the first quarter of 2011. We expect utility capital expenditures to be about $250 million for the full year of 2011. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

Based on our results for the first quarter, which were above our expectations, and our forecast for the remainder of the year, we are expecting to be at the high end of our consolidated and utility earnings guidance range. It is important to note that we are still early in the year. We expect consolidated earnings to be in the range of $1.60 to $1.80 per diluted share for 2011.

We expect Avista Utilities to contribute in the range of $1.47 to $1.62 per diluted share for 2011. We expect our 2011 utility earnings growth to be limited by several factors including: slow load growth due to economic conditions; continued lag in the recovery of our operating expenses and capital investments; and increased operating and maintenance costs, including generation plant major maintenance expenses, and pension and medical costs. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. However, we are expecting a benefit under the ERM in 2011 within the 90 percent customer/10 percent company sharing band based on actual results for the first quarter and our forecast for the remainder of the year. The forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of 2011.

We expect Advantage IQ to contribute in the range of $0.13 to $0.16 per diluted share for 2011 and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on May 6, 2011, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 783-2141, Pass code: 47720905. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through May 13, 2011. Call (888) 286-8010, Pass code 78542679, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 358,000 customers and natural gas to 319,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2010. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2011	2010
Operating revenues	$476,586	$456,415

Operating expenses:
Utility resource costs	248,121	259,567
Other operating expenses	90,928	81,707
Depreciation and amortization	27,719	26,146
Utility taxes other than income taxes	24,993	21,171

Total operating expenses	391,761	388,591

Income from operations	84,825	67,824
Interest expense, net of capitalized interest	(18,153)	(18,941)
Other expense - net	(632)	(1,699)

Income before income taxes	66,040	47,184
Income tax expense	23,637	17,867

Net income	42,403	29,317
Less: Net income attributable to noncontrolling interests	(485)	(507)

Net income attributable to Avista Corporation	$41,918	$28,810

Weighted-average common shares outstanding (thousands), basic	57,342	54,869
Weighted-average common shares outstanding (thousands), diluted	57,414	55,115
Earnings per common share attributable to Avista Corporation:
Basic	$0.73	$0.53

Diluted	$0.73	$0.52

Dividends paid per common share	$0.275	$0.25

Issued May 6, 2011

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$61,837	$69,413
Accounts and notes receivable	218,436	230,229
Other current assets	184,886	279,923
Total net utility property	2,731,143	2,714,237
Other non-current assets	203,620	195,793
Regulatory assets for deferred income taxes	88,667	90,025
Regulatory assets for pensions and other postretirement benefits	176,382	178,985
Other regulatory assets	107,107	112,830
Non-current utility energy commodity derivative assets	17,789	15,261
Power deferrals	10,283	18,305
Other deferred charges	23,635	35,094

Total Assets	$3,823,785	$3,940,095

Liabilities and Equity
Accounts payable	$150,648	$171,707
Current portion of long-term debt	360	358
Current portion of nonrecourse long-term debt of Spokane Energy	12,754	12,463
Short-term borrowings	65,000	110,000
Other current liabilities	225,353	284,647
Long-term debt	1,101,814	1,101,499
Nonrecourse long-term debt of Spokane Energy	43,164	46,471
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	224,403	223,131
Pensions and other postretirement benefits	157,698	161,189
Deferred income taxes	492,295	495,474
Other non-current liabilities and deferred credits	96,125	109,703

Total Liabilities	2,621,161	2,768,189

Redeemable Noncontrolling Interests	42,817	46,722

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (57,622,218 and 57,119,723 outstanding shares)	833,617	827,592
Retained earnings and accumulated other comprehensive loss	326,762	298,192

Total Avista Corporation Stockholders’ Equity	1,160,379	1,125,784
Noncontrolling interests	(572)	(600)

Total Equity	1,159,807	1,125,184

Total Liabilities and Equity	$3,823,785	$3,940,095

Issued May 6, 2011

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	First Quarter
	2011	2010
Avista Utilities
Retail electric revenues	$204,642	$179,491
Retail kWh sales (in millions)	2,471	2,285
Retail electric customers at end of period	358,357	356,073

Wholesale electric revenues	$19,051	$46,562
Wholesale kWh sales (in millions)	596	919

Sales of fuel	$44,372	$22,112
Other electric revenues	$3,887	$4,092

Retail natural gas revenues	$133,872	$105,766
Wholesale natural gas revenues	$45,022	$62,118
Transportation and other natural gas revenues	$4,337	$3,890
Total terms delivered (in thousands)	298,266	277,190
Retail natural gas customers at end of period	318,826	316,446

Intracompany revenues	$17,036	—
Income from operations (pre-tax)	$79,499	$63,214
Net income attributable to Avista Corporation	$40,117	$27,776

Advantage IQ
Revenues	$29,158	$23,942
Income from operations (pre-tax)	$3,486	$3,161
Net income attributable to Avista Corporation	$1,707	$1,447

Other
Revenues	$9,731	$15,074
Income from operations (pre-tax)	$1,840	$1,449
Net income (loss) attributable to Avista Corporation	$94	$(413)

Issued May 6, 2011